TENTH AMENDMENT TO LOAN AND SECURITY AGREEMENT


        This Tenth Amendment to Loan and Security Agreement is dated as of September 30, 1997 by and between Bank One, Wisconsin, successor by merger to Bank One, Milwaukee, NA, its successors and assigns (the "Secured Party") and Effective Management Systems, Inc. ("EMS"), Effective Management Systems of Michigan, Inc., EMS-East, Inc., Effective Management Systems of Illinois, Inc., and EMS Asia Pacific Limited (collectively, the "Debtors").

                                    RECITALS

        WHEREAS, the Secured Party and certain of the Debtors entered into a Loan and Security Agreement dated as of November 9, 1992, which agreement has subsequently been amended as of April 23, 1993, February 8, 1994, May 11, 1995, August 31, 1995, May 31, 1996, October 31, 1996, February 27,
   1997, July 11, 1997, September 9, 1997 and as of the date hereof (as amended and as hereafter renewed, extended, amended, modified, or supplemented, the "Loan Agreement"); and

        WHEREAS, Intercim Corp. has been merged with and into EMS; and

        WHEREAS, the Secured Party and the Debtors desire to further amend the Loan Agreement as hereinafter set forth.

        NOW, THEREFORE, the parties hereto agree as follows:

        1. Definitions. Capitalized terms not defined herein shall have the meaning ascribed in the Loan Agreement.

        2. Note A. The maturity date of Note A is hereby amended to be December 31, 1997. Notwithstanding anything to the contrary contained therein or in the Loan Agreement, Secured Party's obligation to lend monies to the Debtors shall terminate December 31, 1997, at which time all of the Obligations shall be due and payable.

        3. Interest Rate. The LIBOR interest rate option is hereby deleted. Notwithstanding anything to the contrary in the Loan Agreement, Debtors shall not be liable for any breakage fees as a result of the conversion of LIBOR Borrowings prior to the end of the applicable Interest Periods. Effective October 1, 1997, Section 2(c) of the Loan Agreement is hereby amended to read in its entirety as follows:

             "(c) Interest Rate and Payment. The interest rate hereunder on Note A shall be equal to three-quarters percentage points (.75%) per annum in excess of the Reference Rate. The unpaid balances shall bear interest after default or maturity at two and one-half percentage points (2.5%) per annum in excess of Secured Party's Reference Rate as announced from time to time. Interest shall be computed daily based upon a 360-day year and the Reference Rate and the outstanding loan balances as they exist at the end of each day. Interest for each calendar month on Note A shall be due and payable to Secured Party by Debtors as of the first day of the next succeeding month, and at Secured Party's sole option may be debited to Debtors' loan account ledger for Credit Facility A or debited against any Debtor's commercial demand account maintained with Secured Party."

        4. New Financing. So long as no event of default has occurred and is continuing, Secured Party agrees to lend Debtors up to an additional $1,000,000 (in addition to monies available under Credit Facility A), repayable in accordance with the terms set forth in the Promissory Note attached hereto. The Debtors' obligations under that note shall constitute "Obligations" as such term is used in the Loan Agreement and Secured Party's advances thereunder shall be cross-collateralized and cross-defaulted with all other Obligations.

        5. Security Interests. Each of the Debtors hereby acknowledges that they have, by virtue of becoming party to the Loan Agreement, granted Secured Party a security interest in the Collateral and each of them hereby grants Secured Party a security interest and lien in all of the Collateral to secure all of the Obligations.

        6. Consolidated Net Earnings from Operations. Secured Party hereby acknowledges that it waived effective August 31, 1997 the failure of the Debtors to comply with the "Default" levels of Consolidated Adjusted Net Earnings From Operations through August 31, 1997. EMS shall achieve Consolidated Adjusted Net Earnings From Operations of at least (or, where negative, not exceeding) the following amounts for the periods set forth below:

                                      Consolidated Adjusted
   Period                             Net Earnings from Operations

   Month ending September 30, 1997              ($  725,000)
   Two Months ending October 31, 1997           ($1,150,000)
   Three Months ending November 30, 1997         $  125,000

   Failure to achieve such levels shall constitute an event of default under the Loan Agreement.

        7. Operating Leases. Section 8(d) of the Loan Agreement is hereby amended to read in its entirety as follows:

             "(d) Operating Leases. Expend or contract to expend in any fiscal year in the aggregate for all Debtors under all operating leases more than $500,000."

        8. Representations and Warranties. Debtor represents and warrants that (a) each Debtor's respective chief executive office and the respective places in which Collateral owned by it is located is as set forth in Schedule I hereto, (b) the representations and warranties contained in the Loan Agreement are true and correct in all material respects as of the date of this Amendment, (c) except as disclosed to Secured Party in writing, which defaults or events of default have not been waived by Secured Party (and shall not be waived by the execution hereof), no condition, act or event which could constitute an event of default under the Loan Agreement exists, and (d) no condition, event, act or omission has occurred, which, with the giving of notice or passage of time, would constitute an event of default under the Loan Agreement.

        9. Termination. Section 10 of the Loan Agreement is amended by deleting "February 28, 1998" appearing therein and inserting "December 31, 1997" in its place.

        10. Conditions Precedent. This Amendment shall become effective September 30, 1997 notwithstanding the date of execution, and every other provision of this Amendment shall be effective as of the date hereof, but only after it is fully executed by the Debtors and the Secured Party, and the Secured Party shall have received from the Debtors, in form satisfactory to Secured Party, the following:

             (a) The Promissory Note in the form attached hereto, duly executed by an authorized officer of each Debtor.

             (b) A $25,000.00 Amendment Fee (which may be debited to Debtor's loan account for Credit Facility A or debited against any Debtor's commercial demand account maintained with Secured Party).

             (c) An Officer's Certificate for each Debtor, certified by an authorized officer of such Debtor.

             (d) An Amendment to General Intangibles Mortgage and Security Agreement.

             (e) A Collateral Assignment Agreement, together with the Assigned Note referenced therein, duly endorsed, accompanied with proof of corporate authority for EMS Solutions, Inc.

        11. Deliveries Subsequent. Within two business days of Secured Party's request, Debtors agree to execute and deliver such UCC financing statements as may be necessary to perfect Secured Party's security interest in all of the jurisdictions noted on Schedule I.

        12. Expenses. Debtors agrees to pay all fees and out-of-pocket disbursements incurred by the Secured Party in connection with this Amendment, including legal fees incurred by the Secured Party in the preparation, consummation, administration and enforcement of this Amendment.

        13. Other Terms; Release; Effect. Except as amended by this Tenth Amendment, the Loan Agreement shall remain in full force and effect in accordance with its terms. All Collateral Agreements shall remain in full force and effective and shall continue to secure all of the Obligations. Each Debtor releases the Secured Party from any and all claims which may have arisen, known or unknown, in connection with the Loan Agreement on or prior to the date hereof. This Amendment shall not establish a course of dealing or be construed as evidence of any willingness on the Secured Party's part to grant other or future amendments, should any be requested.

        14. Joint and Several. All obligations of the Debtors under the Loan Agreement and this Amendment shall be their joint and several obligations.

   BANK ONE, WISCONSIN                     EFFECTIVE MANAGEMENT SYSTEMS,
                                           INC.


   By:  /s/ William E. Shaw                By:/s/ Michael D. Dunham
        William E. Shaw, Vice President
                                           Title:President


                                           EFFECTIVE MANAGEMENT SYSTEMS
                                           OF MICHIGAN, INC.

                                           By:/s/ Michael D. Dunham
                                           Title:Secretary


                                           EMS-EAST, INC.


                                           By:/s/ Michael D. Dunham
                                           Title:Treasurer


                                           EFFECTIVE MANAGEMENT SYSTEMS
                                           OF ILLINOIS, INC.


                                           By:/s/ Michael D. Dunham
                                            Title:Secretary


                                           EMS ASIA PACIFIC LIMITED


                                           By:/s/ Michael D. Dunham

                                           Title:President